EXHIBIT B

FORM OF LEAD INVESTOR LETTER AGREEMENT

____________ __, 2017

National Energy Services Reunited Corp.
777 Post Oak Blvd., Suite 800
Houston, Texas 77056

Maxim Group LLC
405 Lexington Ave
New York, NY 10174

Re: Initial Public Offering:

This letter (“Letter Agreement”) is being delivered to you in connection with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between National Energy Services Reunited Corp., a British Virgin Islands company (the “Company”), andMaxim Group LLC, as representative of the several Underwriters named in Schedule I thereto (the “Underwriters”), relating to an underwritteninitial public offering (the “IPO”) of the Company’s units (the “Units”), each comprised of one ordinary share of the Company, no par value(the “Ordinary Shares”), and one warrant to purchase one-half of one Ordinary Share at a price of $5.75 per half share, subject to adjustment.The Units shall be sold in the IPO pursuant to a registration statement on Form S-1 and prospectus filed with the Securities and ExchangeCommission (the “SEC”). Certain capitalized terms used herein are defined in paragraph 6 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon the undersigned as a shareholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1.           The undersigned has full right and power, without violating any agreement by which he, she or it is bound, to enter into this Letter Agreement.

2.           The undersigned hereby waives his, her or its right to exercise redemption rights with respect to any Ordinary Shares owned or to be owned by the undersigned, directly or indirectly, and agrees that he, she or it will not seek redemption with respect to or otherwise tender or sell such shares to the Company in connection with an initial Business Combination.

3.           (a) The undersigned agrees that he, she or it shall not effectuate a Transfer of the Ordinary Shares until after the consummation of an initial Business Combination (the “Lock-up”).

(b) Notwithstanding the foregoing, Transfers of the Ordinary Shares are permitted to (i) the undersigned’s officers, directors, members, employees and affiliates, (ii) to the undersigned’s relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, or (iv) pursuant to a qualified domestic relations order, in each case where the transferee agrees to the terms of the Lock-up and that the transferees will not be entitled to redeem such shares in connection with an initial Business Combination, but will retain all other rights as the Company’s shareholders, including, without limitation, the right to vote his, her or its Ordinary Shares and the right to receive cash dividends, if declared. If dividends are declared and payable in Ordinary Shares, such dividends will also be subject to the Lockup.

4.           The undersigned hereby agrees that any certificate representing the Ordinary Shares he, she or it owns will have a restrictive legend thereon stating that such shares are subject to this Letter Agreement. To the extent such shares are uncertificated, the Company’s transfer agent is authorized to put similar stop transfer instructions on its records with respect to such shares.

5.           This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6.           As used herein, (i) a “Business Combination” shall mean a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities; and (ii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, amended, and the rules and regulations of the SEC promulgated thereunder with respect to any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (b) public announcement of any intention to effect any transaction specified in clause (a).

7.          Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

8.          No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph 8 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the parties hereto and any successors and assigns thereof.

9.          The undersigned acknowledge and understand that the Underwriters and the Company will rely upon the agreements, representations and warranties set forth herein in proceeding with the IPO.

10.        The parties hereto acknowledge and understand that any potential target for a business combination will be shown to the undersigned, will undergo a financial valuation by an independent third party firm in accordance with industry best practices, and will need to be unanimously approved by the Company’s board of directors prior to consummation of the Business Combination.

Sincerely,

Print Name of Insider

Signature

Acknowledged and Agreed:

NATIONAL ENERGY SERVICES REUNITED CORP.

By:
Name:
Title:

MAXIM GROUP LLC

By:
Name:
Title: